Exhibit 10.9

MANUFACTURING
AGREEMENT

BETWEEN

Lightspace Corporation
125 Cambridgepark Drive
Cambridge, MA 02140

and

IntegraTECH Solutions Corp.
34 Tower Street
Hudson, MA 01749

TABLE OF CONTENTS

THIS MANUFACTURING AGREEMENT (“Agreement’’) dated as of

February 9, 2006
(“Effective Date”) between

Lightspace Corporation

(hereinafter referred to as the Customer)
a United States Corporation,
with a principal place of business at

125 Cambridgepark Drive
Cambridge, MA 02140

and

(“IntegraTECH Solutions Corp.”),
(hereinafter referred to as the Supplier)

with a principal place of business located at

34 Tower Street
Hudson, MA 01749

sets forth the terms and conditions under which the Supplier will perform certain production work on behalf of the Customer.

1.             GENERAL

1.1.                              Limitation of Liability

Neither party to this Agreement shall be liable to the other or to any third party for any indirect, consequential, or special damages, however arising, even if advised of the possibility of the same.

1.2.                              Severability

If any provision of this Agreement is held to be invalid or unenforceable by any court of competent jurisdiction, such invalidity or unenforceability shall not affect the enforceability of any other provisions of this Agreement not held to be invalid.

1.3.                              Amendments

This Agreement can only be modified in writing, signed by a duly authorized Corporate Officer of each party to the Agreement and after written notice of this Amendment is presented by both parties.

No Amendment shall be deemed effective, notwithstanding proper execution, until a duplicate original of such Amendment is received by each party in accordance with provisions of Section 1.8 of this Agreement.

1.4.                              Compliance with Laws

Each party agrees to comply with all applicable laws, rules and regulations with regard to the performance of its obligations under this Agreement and indemnify and hold the other party harmless :tram any loss resulting :from its failure to obey all such laws, rules and regulations.

1.5.                              Export Control Compliance

Both parties acknowledge that the products, software, and documentation covered by this Agreement may be subject to the rules and regulations of United States Department of Commerce Office of Export Administration and other import or export restrictions from or to application countries. When required, both. parties will cooperate to provide such documentation as may be required under any such laws, rules, or regulations, and neither party will make any shipments nor take any actions in violation of such requirements.

1.6.                              Relationship between Parties

The parties acknowledge and agree that they are now and will continue at all times during the term. of this Agreement to be independent parties.  In no event will either party engage in conduct or hold itself out to be a joint venture partner, employee, representative, franchisee, or servant or agent of the other.  Neither party will have any right to bind or obligate the other in any manner.

1.7.                              Waiver

Either party’s failure to exercise, in whole or in part, or delay in exercising any right under this Agreement will not preclude any future exercise of the same right or the exercise of any other right hereunder.

1.8.                              Notices

All notices required or permitted under this Agreement shall be in writing. delivered to the party at the address set forth below, or such other address as either party may specify by notice in accordance with this paragraph.  Notices shall be delivered to the following addresses:

To	Lightspace Corporation
125 Cambridgepark Drive
Cambridge, MA 02140
Attn: Yigal Banker, Senior VP Engineering and Operations

To	IntegraTECH Solutions Corp.
34 Tower Street
Hudson, MA 01749
Attn: Richard McKenney, President

1.9.                              Title and Headings

The headings to the sections of this Agreement are inserted for convenience of reference only and will not be considered a part of this agreement.

1.10.                        Force Majeure

Neither party will be liable nor deemed to be in default for delay or failure in performance or interruption of service hereunder resulting directly or indirectly from acts of God, wars, floods, riots, labor strikes, worldwide parts shortages, or transportation shortages, provided, however, the provisions of this section shall not apply to obligations to make payments when due.  The time for performance so affected or delayed will be deemed extended for the period of such delay.  The party claiming excuse for failure to perform due to force majeure shall notify the other party in writing within 5 days of the existence of the force majeure cause and its expected duration.  In the event the Supplier claims a condition of force majeure, and has been given a minimum of 30 days to recover from force majeure event, the Customer may elect to resource the Products in Exhibit A without being held in breach of contract.

1.11.                        Proprietary Information

Each party hereby agrees that for a period of two (2) years from termination of this agreement, that all information in writing or other physical form delivered to it by the other party which is designated to be proprietary and confidential will be safeguarded in the same manner the receiving party safeguards its own proprietary and confidential information or like character, and will not be divulged to third parties. Information which is initially orally or visually submitted and identified at the time of initial disclosure as proprietary shall also be safeguarded by the receiving party only if the submitting party notifies the receiving party in writing within ten (10) business days of such initial oral or visual disclosure, with a specific identification of the proprietary :information contained in such initial oral or visual disclosure.

This Agreement shall not impose any obligation upon the receiving party with respect to any portion of the received information which (i) is now, or which hereafter, through no act or failure to act on the party of the receiving party, becomes generally known or available, (n) is known to the receiving party at the time of receiving such information, (iii) is hereafter furnished to the receiving party by a third party, as a manner or right and without restriction on disclosure, (iv) is independently developed by the receiving party, or (v) more than two (2) years after such information is disclosed to the receiving party, or (vi) is authorized in writing for release by the disclosing party.

Nothing contained in this Agreement shall be deemed to be an assignment or transfer of any intellectual property rights by either party to the other.

1.12.                        Authority

The Customer warrants that it has the unlimited or restricted right to enter this Agreement that it is the owner of or has the right to transfer all rights and licenses to all technology, intellectual’ property and other de1iverables under the terms of this Agreement, and that it has the right to perform all obligations under this Agreement.

1.13.                        Assignment

Neither party may assign or otherwise transfer its rights and obligations under this Agreement without the written consent of the other party, which consent shall not be unreasonably withheld.

1.14.                        Intellectual Properties

“Intellectual Property” means all rights of every nat1JIe relating to intellectual property, including without limitation (i) all United States and foreign patents and patent applications now or hereafter filed (including continuations, continuations-in-part, divisionals, reissues, reexaminations and foreign counterparts thereof), and all rights with respect thereto, (ii) all Trade Secrets, (iii) all United States and foreign semiconductor mask work rights and registrations for such rights, and (iv) a11 copyrights and renewals thereof and other rights relating to literary or artistic works and data compilations (including without limitation author’s and moral rights and rights of publicity and privacy).

“Trade Secrets” means all trade secrets under the laws of any jurisdiction, including but not limited to ideas, inventions, discoveries, developments, designs, improvements, prototypes, syntheses, know-how, methods, processes, techniques, product specification and performance data, computer programs. and other data. in each case whether or not patentable, copyrightable or within any particular definition of trade secret; unpublished proprietary information relating to the Customer’s Intellectual Property; and business. marketing, sales, research, development, manufacturing, production and other plans and strategies; forecasts, financial statements, budgets and projections. licenses, prices and costs; customer and supplier lists and terms of customer and supplier contracts; personnel information; compilations of such information; and the existence and terms of this Agreement. The Supplier’s Work Product is a Trade Secret of the Customer.

“Work Product” means all tangible results of the Supplier’s services hereunder.

Ownership of Work Product and Intellectual Property.

(a)                                  The Supplier is performing services and creating Work Product hereunder at the instance of the Customer. It is therefore the parties’ intention that the Customer is to own exclusively all rights and economic interests in the Work Product and all Intellectual Property embodied therein or related thereto, including without limitation any inven1ion or discovery made or reduced to practice in the process of performing the Services.  This Agreement is to be construed to the maximum extent possible to produce the foregoing result. including but not limited to the construction of any ambiguities so as to achieve said result.

(b)                                 Accordingly, The Supplier agrees as follows:

(i)                                     All tangible Work Product which is a copyrightable work of authorship will be deemed a work made for hire owned by the Customer under United States copyright laws; if an invention, Work Product is deemed to be owned by the Customer upon creation.

(ii)                                  The Supplier will maintain adequate and current written records of all Work Product, which shall be available to and remain the property of the Customer at all times.

(iii)                               The Supplier shall promptly and fully disclose in writing to the Customer all Trade Secrets, including without limitation inventions and works of authorship, which are arise from the Work Product authored. conceived, created or reduced to practice by The Supplier (whether alone or jointly with others, and whether or not by the use of the Customer’s equipment or other resources) during the term of this Agreement or within six (6) months thereafter, whether or not patentable or copyrightable.

(iv)                              The Supplier hereby assigns irrevocably and unconditionally, to the fullest extent permitted by law under any interpretation of the relationship between the parties, all right, title and interest (including without limitation all Intellectual Property rights) embodied in or associated with the Work Product which are related to the business activities of the Customer and are authored, conceived, created or reduced to practice by the Supplier during the term of this Agreement or which result within six

(6) months thereafter from Confidential Information disclosed by the Customer.

(v)                                 Promptly upon request by the Customer and at the Customer’s expense, the Supplier shall execute and deliver to the Customer all applications, assignments, agreements and other instruments and take such reasonable actions as the Customer may deem helpful to :fully vest the foregoing rights in the Customer or to evidence such vesting. If the Customer is unable. after reasonable effort, to secure the Supplier’s signature on any patent application, copyright registration or other similar document. the Supplier hereby irrevocably designates and appoints the Customer and its duly authorized representatives as the Supplier’s agent and attorney-in-fact to execute and file any such application or registration and to do all -other lawfully permitted acts to further the prosecution and issuance of letters patent, copyright registration and. other forms of intellectual property protection with the same legal force and effect as if executed by the Supplier. Under no circumstance shall the Supplier bear any additional cost or liability stemming for this provision.

(vi)                              The Supplier hereby waives in favor of the Customer and its assigns and licensees any and all artist’s or moral rights he/she may have pursuant to any state, provincial or federa11aws or statutes of the United States in respect of any Work Product, and all similar rights under the laws of all jurisdictions.

1.15.                        Publication

During the Supplier’s engagement, the Supplier will not publish anything relating to the Customer’s area of business (including without limitation Inventions and Work Product) without its prior written consent, which shall not be unreasonably withheld.

1.16.                        Entire Agreement

This Agreement sets forth the entire agreement and understanding between the parties with respect to the subject matter hereof and merges all prior discussions and negotiations between them. There are no oral representations or inducements pertaining thereto which are not contained herein; and neither of the parties hereto shall be bound by any conditions, definitions. warranties, understandings or representations with respect to such subject matter other than as expressly provided herein- or as -duly set forth on or subsequent to the date hereof in writing and signed. by a proper and duly authorized officer or representative of the party hereto to be bound thereby.

2.             SCOPE OF WORK

2.1.                              The parties agree that the Supplier is providing manufacturing services to the Customer. The Customer will provide all product design and specification to the Supplier.  Customer bears all responsibility for the product design, specifications and suitability of application and Suppliers responsibility is limited to the manufacturing services being provided.

During the term of this Agreement, in accordance with the Purchase Order and pricing on Exhibit B, the Supplier will supply product that meets all assembly, test, quality and documentation requirements at a cost provided in the quotation for the product, and on a delivery schedule and purchase orders, as applicable in Exhibit B, set forth herein. Assembly & test, labeling and production records must meet all applicable standards and must be done IPC-A-610 standard, and UL 962 regulations. Product is assembled, tested and labeled per customer specifications as attached in Exhibit C.  The Customer has responsibility to ensure their specifications meet applicable regulatory requirements and effectively communicate requirements to the Supplier. The Supplier shall manufacture) sell and deliver product, listed on Exhibit A, to the Customer under the terms and conditions of this Agreement. The Supplier agrees not to manufacture, sell and deliver the products listed on E8hibit A or substantially similar competing products to any other party for the term of this Agreement.  All parts and components purchased and inventory used in the construction of the Product, shall be sourced from the Customer’s AVL (Approved Vendor List). Parts and components NOT listed on the Customer’s AVL shall NOT be used unless approved by the Customer.  Any modifications to the Customer’s AVL must be approved, in writing, by the Customer, through the ECO process, as defined in Section 7. The Supplier shall provide manufacturing and testing for the products in accordance with the Customer’s specifications set forth as Exhibit C and D.

2.2.                              The Supplier shall package the Products according to standard Electro-Static Discharge practices, and bulk ship them to the Customer’s designated receiving location in the Supplier’s shipping cartons in accordance with the suppliers standard packaging specification or per specifications provided by the Customer. Shipments will be made monthly, quarterly, annually or as otherwise in Exhibit B.

3.             FORECASTS AND ORDERING

3.1.                              Purchase Orders and Forecasts

(a)                                  The Customer’s purchase orders (“Orders’’) must be in writing and must provide the following information: (i) identification of the Products by quantity. model number, revision level and description; (ii) shipment instructions, including requested shipment date, and (ill) price. All Orders must incorporate by reference the terms and conditions of this Agreement.  The terms and conditions of this Agreement shall supersede all terms and conditions contained in the Customer’s Orders.  All requirements shall be scheduled per the Order, and all scheduled demand dates shall be regarded as dates of delivery to the Customer.  Customer acknowledges that the Supplier’s unit price is dependent upon the Supplier committing to procure certain component/materials at volume quantities thus realizing the savings reflected in Supplier’s unit price. In the event the Customer fails to order the intended quantities represented, then the Customer agrees to reimburse the Supplier for any applicable costs incurred in connection with the

Supplier committing to procure certain component/materials at annual volume quantities.

(b)                                 The Customer will issue an initial purchase order to the Supplier for the first ninety (90) days of production for each product, at the agreed to pricing and made part of this agreement as Exhibit B.  The initial order will be used as. the basis to establish annual material volumes and pricing, ongoing price shall be negotiated in good faith with releases of revisions and ECO at the request of either party. The Customer will thereafter provide an additional thirty (30) days of scheduled releases every thirty (30) days, after the first thirty (30) days, establishing an ongoing ninety (90) day schedule of releases. The Customer will provide the Supplier with purchase authorization to obtain long lead-time materials within the second I1in.ety (90) days to ensure compliance with the Customer’s forecasted demand. The Supplier agrees to use prudent purchasing practices in procuring any material on behalf of the Customer beyond the three (3) months of scheduled :releases. The Customer will provide the Supplier with a six (6) month planning forecast beyond the 3-month schedule releases and the three (3) months demand forecast. During the first week of each month the designated Customer representative and the designated Supplier representative will establish a new three (3) month demand forecast and a new 6 month planning forecast. Therefore. during the first week of each month a new schedule, released and unreleased, is established and mutually agreed to by the Customer and the Supplier.

(c)                                  Due to non-cancelable and non-returnable (NC/NR) material, extraordinarily long lead time materials and unexpected market conditions it may be necessary for the Customer and the Supplier to agree to a procurement strategy which will apply to the 6 month planning forecast period. The Supplier will monitor, identify and submit to the Customer a listing of material items that are NCINR, made obsolete by the manufacturer or otherwise indicate evidence that such conditions might or will affect the integrity of the Customer’s product deliveries. From time to time the Supplier will recommend, in writing, to the Customer remedies and actions and may require authorization from the Customer prior to effecting a remedy or taking an action and the Customer will not unreasonably withhold such authorization.

3.2.                              Changes/Cancellation

(a)                                  The 3 months of scheduled releases may not be canceled. The Customer may change a Release Order by written notice to the Supplier on the following terms:

REMAINING LEAD TIME	REMARKS

0-30 days	Prior to original acknowledged delivery date – No Change.

31-60 days	Reschedules not to exceed 30 days from original acknowledged delivery date.

61-90 days	Reschedules not to exceed 60 days from original acknowledged delivery date.

91+ days	These releases can be rescheduled or cancelled with material liability as defined in 3.3 and 3.4 of this agreement.

(b)                                 In the event that the Customer causes an extension in the shipping schedule in excess of the above, the Customer shall pay for all work-ill-process (WIP) goods.

(c)                                  Should the Customer issue a cancellation for delivery of product after the Supplier has on order minimum buy components to manufacture the product, and has on order NCNR components for the product, and the Customer does not use this inventory within a 60 day period after cancellation, then the Customer is liable for the remaining material left over :tram the minimum buy and the NCNR material on hand and on order to support the canceled delivery at material cost plus applicable carrying charges as detailed in 3.4 of this Section.

(d)                                 Any component purchases made by the Supplier, in excess of forecast, which are not covered elsewhere in section 3, and are not authorized by the Customer are then the Supplier’s financial responsibility.

3.3.                              Materials

The Supplier will keep enough raw materials on hand to accommodate changes in monthly releases per Section 3.2 (a). AJ:1y changes in the release and/or forecasted quantities are subject to the availability of any materials. If there is an increase in forecasted requirements, the Supplier shall make all reasonable efforts to service an increase and shall advise the Customer of the results of its efforts to service the increased requirements. The Customer and the Supplier shall jointly work with suppliers of the long lead time material items to ensure that an adequate supply of inventory of critical components is available at all times. The Customer will have financia1 responsibility for the material cost plus the quoted material mark up on long lead items and minimum buy components which the Supplier has procured either to meet the Customer’s forecasts or as a result of written authorization by the Customer as detailed in item 3.1 of this Section.  The Supplier will make every effort to mitigate the Customer’s financial exposure for material liability.

3.4.                              Inventories

In the event that the Supplier is required to maintain an excess inventory over $500.00 as a. result of this agreement, reductions of the forecast, engineering changes or other Customer actions, the parties agree to a monthly carrying charge of 1.0% or full prepayment to cover the costs of money and other costs associated with maintaining this inventory.  This carrying charge is in addition to the Customer’s material liability stated herein Section (3).

4.             TOOLING, FIXTURES, AND PROGRAMS

4.1.                              All tooling, fixtures and set up fees listed in Exhibit E shall be acquired, developed and maintained by the Supplier. The Supplier will invoice the Customer for all tooling, fixtures and set up fees associated with the manufacture of products listed in Exhibit A. Title to fixtures and tooling will remain the property of the Customer at all times. Any additional non-recurring (NRE) charges (labor charges, tooling, etc.) must be agreed upon in advance by the Customer.

5.             QUALITY ASSURANCE

5.1.                              In manufacturing Products, printed circuit assemblies will be manufactured in accordance with the latest revision of IPC-A-61 0 Class 2. All Products, to which a functional test has been provided, will pass that test and appropriate logs maintained. All other assemblies will comply with the Customer’s specifications and drawings. All data gathered from functional tests shall be made available to the Customer on demand, and in monthly intervals.

5.2.                              The Supplier shall provide adequate space to allow for supervised source inspection of the products, by the Customer. The Customer shall provide the Supplier with reasonable notice prior to source inspection except regulatory (e.g. UL) at the Supplier’s location. All source inspections will be conducted during the Supplier’s normal business hours and on non-interference basis with the Supplier’s other operations.

6.             WARRANTY

6.1.                              The Supplier warrants that for a period of three hundred sixty five (365 days), for both Material Defects and Workmanship Defects, from date of shipment of each tested Unit to the Customer, such Unit:

(a)                                  shall be free from defective materials and workmanship,

(b)                                 shall be constructed of components and parts that are compliant with the Customer’s AVL,

(c)                                  shall be manufactured and tested in accordance with the Specifications set forth in Exhibit C,

The Supplier further warrants that any purchased component or material shall carry the warranty extended by the manufacturer, which shall not extend beyond three hundred sixty five (365 days) from date of shipment of each tested Unit to the Customer.

6.2.                              This warranty is limited to replacement or repair of defective Units, and does not apply to Units which have been utilized in manners that are not intended for the product or improperly stored. Units that have been modified or repaired by parties that are not the Supplier or a agreed upon third party by both parties will void immediately any expressed or implied warranty.

6.3.                              Warranty claims by the Customer shall state the general nature of the defect, unit, part number, serial number and date the unit was discovered to be defective and shall be verified within 10 working days of receipt by the Supplier, failing which such claims shall be deemed accepted by the Supplier. This “claim verification” period can be extended by written request to the Customer specifying the reason for the extension. Products returned to the Supplier under warranty shall be repaired, replaced or credited at the Customer’s option. The Supplier shall pay transportation costs, provided that Customer uses Supplier authorized common carrier ground service, for the return. of such products from domestic locations. Prior to return of any warranty materials, the Customer must contact the Supplier’s designated representative to receive a Return Material Authorization (RMA) number, following the RMA process described in Exhibit F.

6.4.                              The Customer may require the Supplier to halt or delay shipments, or refuse delivery subject to testing, if defective Units have been delivered, until the Supplier takes steps to correct the defect so that the Customer has reasonable assurance that future Units will conform to the Specifications. Within 10 business days after delivery to the Customer, the Units are considered accepted product and returnable under the warranty provisions. This “claim verification” period can be extended by written request to the Supplier specifying the reason fur the extension.

7.             ENGINEERING CHANGES

7.1.                              Engineering Change Orders (BCDs) may be initiated by either party. The Customer will give advance written notice to the Supplier of any BCD requested by the Customer.  If the BCO is identified as critical by the Customer, the Supplier will implement the BCO within forty-eight (48) hours of receipt of such notice. This 48-hour implementation is contingent upon material availability. All other BCO implementation schedules will be by mutual agreement between the Customer and the Supplier.

7.2.                              The Supplier shall provide a written assessment on M ECO summary sheet of the anticipated effects of ECOs on the Supplier’s schedule and manufacturing costs (including costs associated with scrap and rework, retooling, fixtures, raw material and any changes to the recurring product price). The Supplier and the Customer shall negotiate in good faith the costs associated with processing and implementing those BCOs.

7.3.                              The Supplier shall give advance written notice on an ECO summary sheet of any BCD proposed by the Supplier. The Supplier shall not implement the BCO without the Customer’s prior written consent, which may be withheld in the Customer’s sale discretion. However, the Customer agrees to use good faith in exercising such discretion.

7.4.                              The Customer will reimburse the Supplier for the cost of any parts and/or material covered by Section 3 of this agreement (Forecasts And Ordering), long lead components and minimum buy components that due to Engineering Changes cannot be used by the Supplier to produce. In the case of parts and materials not yet delivered by the suppliers, the cancellation changes or other liabilities incUl1’ed by the Supplier in canceling such parts and materials shall be borne by the Customer. The Supplier shall use reasonable effort to minimize the Customer’s liability. However, the Customer reserves the right to approve in writing any cancellation or liability prior to implementation of such cancellation.

8.             PRICES/TITLE

8.1.

(a)                                  Unit pricing is listed in Exhibit B and shall be clearly specific to a corresponding assembly revision level.

(b)                                 Except as provided in 8.1.e below) pricing cannot be changed without written approval by both parties) which shall not be unreasonably withheld.

(c)                                  All prices are FOB - the Supplier’s facility in (Hudson), Massachusetts, The Customer shall be responsible for and pay all shipping and transportation insurance costs for products shipments. The Supplier is expected to achieve 100% on time delivery performance to the designated F.O.B. point. “On-time” deliver is defined as within 5 days early and 0 days late of scheduled delivery date on purchase orders placed by the Customer in accordance to this Agreement.  If Product is late for reasons within the Supplier’s control, the Customer may require the Supplier to air ship the Product to locations specified by the Customer or its’ designated 3ra party distribution partners with the Supplier bearing the incremental cost between standard cost versus premium air shipment. The Customer will not unreasonably require the Supplier to air ship product unless the Customer needs Product to meet their commitments. If the Supplier is more than 15 working days late on committed delivery date, Ii 5% discount for that order shall be applied on the invoice.

(d)                                 All taxes win be borne by the Customer. If sales to the Customer are exempt from any taxes, the Customer shall furnish to the Supplier a certificate of exemption from the applicable taxing authority.

(e)                                  Initial Term pricing shall remain fixed per the quoted and purchased order quantities as detailed in the Customer’s Purchase order (Exhibit B). If there is a deviation in volume in excess of +/” 10% of any forecast, engineering changes, or if there are substantial variations in material costs; Market Conditions, the parties agree to analyze the pricing involved and make appropriate adjustments if necessary.

(f)                                    Applicable charges, determined by the Supplier, will be charged in the event that, due to the Customer’s specific request or failure to provide required information such as test specifications or appropriate documentation, overtime is required to be performed.

8.2.                              Title of the Product shall pass to the Customer upon shipment from the Supplier, (Hudson), Massachusetts.

9.             PAYMENTS TERMS

9.1.                              Supplier payments terms specified below are subject. to satisfactory review of Customer’s Financial Statements.

All payments for Products shall be made by the Customer remitting the amounts due within thirty (30) calendar days of invoice date from the Supplier, to the address specified in paragraph 1.8.  Payment due to Supplier under section 3.2, 3.3. and 3.4 hereof shall be made to Supplier from Customer immediately upon receipt of an invoice from Supplier.

10.          TERM AND TERMINATION

10.1.                        This agreement shall commence as of the Effective Date and continue for a minimum period of twelve (12) months, (“Initial Term”).

If agreed to by both parties, this Agreement shall be extended for following one (1) twelve (12) month periods.

10.2.                        This agreement may be terminated at any time by written agreement of the parties.

10.3.                        If either party breaches a material provision of these Agreement and the breach is not cured within 30 days after receipt of written notice from the other party specifying the nature of the breach or if a plan is not in place to expeditiously cure such breach, the non” breaching party may terminate this Agreement by written notice to the party in breach (10.4) Either party may terminate this Agreement by written notice upon the occurrence of any of the following events, unless such event is eliminated or cured within 60 days of notice thereof:

(a)                                  the filing by the other party of a petition in bankruptcy or insolvency; or

(b)                                 any adjudication that the other party is bankrupt or insolvent; or

(c)                                  the filing by the other party of any petition or answer seeking reorganization, readjustment, or arrangement of the business under any law relating to bankruptcy or insolvency; or

(d)                                 the appointment of a receiver for all or substantially all of the property of other party; or

(e)                                  the making by the other party of any assignment or attempted assignment of the benefit of creditors; or

(f)                                    the institution of any proceedings for the liquidation or winding up of the business or for the termination of the corporate charter of the other party.

10.4.                        Termination of this Agreement shall not affect the survival of any rights or obligations hereunder which by their nature are to survive and be effective following termination of the Agreement.

After sixty (60) days following termination, remainders of inventory dollars which are reasonably in Seller’s possession due to the uniqueness of the Customer’s product shall be inventoried, boxed, and billed to the Customer at seller’s cost plus 10%. excluding material consigned by the Customer, which shall be managed by the Supplier at a flat handling charge at the rate of $30 per hour, the Customer may request that components may be used in the manufacture of alternate the Customer’s products which the Customer agrees to purchase in accordance with the other terms of this Agreement.

11.          INDEMNIFICATION

The Supplier shall indemnify and save harmless the Customer, it’s officers, directors, agents and employees from and against any and all liabilities, obligations, claims, damages, penalties, causes of actions, costs and expenses caused by or results from the negligence or willful acts or omissions of the Supplier or Supplier’s employees. This provision shall survive the termination of this Agreement.

The Customer shall indemnify and save harmless the Supplier, it’s officers, directors, agents and employees from and against any and all liabilities, obligations, claims, damages, penalties, causes of actions, costs and expenses caused by or results from the negligence or willful acts or omissions of the Customer or Customer’s employees. This provision shall survive the termination of this Agreement

12.          COST CONTAINMENT PROGRAM

Beginning with the date of this agreement, the Supplier agrees to review material cost and labor efficiencies on all products quarterly and present to the Customer cost improvement opportunities.  This would include part crosses/substitutions, design review for manufacturability, and test enhancement. As a result of these efforts, the savings shall be shared equally between the Supplier and the Customer for the first ninety (90) days in effect; The Supplier will be responsible for research, submittal of formal presentation, and samples of items under consideration, along with potential cost impact data.

13.          GLOSSARY

When used in this Agreement, these terms shall have the following meanings:

(a)                                  “Product” means the assemblies listed on Exhibit “A”) to be manufactured under this agreement.

(b)                                 “Specification” means the manufacturing and test specifications pertaining to the Product, as well as any changes or additions thereto, as set forth in Exhibit “CU”.

(c)                                  “Bill of Material” means the list of components, parts and materials that constitute the Product.

(d)                                 “Approved Vendor List” or “A VL” means a listing of approved suppliers of components listed on the Bill of Materials.

(e)                                  “Units” means one or more of the Product.

(f)                                    “Engineering Change Order” or “BCO” means any mechanical or electrical change in supplier, drawings, specification, designs, bills of material or product standards involving equipment part substitutions or internal rea1locations of parts which would affect performance, reliability, function, safety, serviceability, appearance, quality, immersions or tolerances of the product.

(g)                                 “Work-in-process” or “WIP” means all products released to production which has had labor applied to the order.  This includes kitted material and product in all phases of manufacturing.

Lightspace Corporation	IntegraTECH Solutions Corp.

____________________________________	____________________________________
By:	By:
Title:	Title:

Date:	Date: